Exhibit 10.05

MEDIA GENERAL, INC.

DEFERRED COMPENSATION AGREEMENT

The Deferred Compensation Participation Agreement made and entered into by and between MEDIA GENERAL, INC. (the Employer) and                                          (the Employee) as of December 1, 1984, is hereby amended to include the language contained in the following three paragraphs:

1. Effective January 1, 2008, the Plan is amended to conform the written terms of the Plan to the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”). The Plan has been operated in good faith compliance with the requirements of Section 409A of the Code for periods starting January 1, 2005, and through December 31, 2008. Effective January 1 2008, the Plan is intended to comply with section 409A of the Code and final regulations thereunder. All questions concerning the Plan should be interpreted in light of the Employer’s intention to conform to the applicable requirement of the Employee Retirement Income Security Act of 1974, as amended, and Code section 409A.

2. Omnibus Provision.

(a) Any benefit, payment or other right provided by the participation agreement shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, this participation agreement shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

(b) It is specifically intended that all elections, consents and modifications thereto under the participation agreement will comply with the requirements of Code section 409A (including any transition or grandfather rules thereunder). The Employer is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply the requirements of Code section 409A (including any transition or grandfather rules thereunder) and to declare any election, consent or modification thereto void if non-compliant with Code section 409A.

(c) To the extent announced by the Employer, the Employee may elect, prior to December 31, 2008, to change the time and form of benefit payments under this participation agreement in accordance with Internal Revenue Service Notice 2007-86 and other applicable guidance under Code section 409A. Such an election shall not apply to amounts otherwise payable in the year the election is made, nor cause amounts to be paid in the year the election is made that would not otherwise be payable in that year. Subsequent changes to any election shall be made only in accordance with Code section 409A

3. To the extent required by Code section 409A, in the event the Employee is a “specified employee” as provided in Code section 409A(a)(2)(B)(i) on the date of his or her separation from service with the Employer, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of such separation from service. Whether the Employee is a specified employee and whether an amount payable to the Employee hereunder is subject to the foregoing delay under Code section 409A shall be determined by the Employer.

IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed and its seal to be hereunto affixed by its duly authorized officers and the Employee has hereunto affixed his signature and seal, all as of the day and year first written above.

MEDIA GENERAL, INC.

Date:

EMPLOYEE:

Date: